Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-132130 and 333-138826) and in the Registration Statements on Form S-8 (Nos. 333-109755, 333-143915, 333-103595, 333-06563, 333-11451, 333-35651, 333-28929, 333-28927, 333-71913, 333-80963, 333-131144, 333-115583 and 333-138828) of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Secure Computing Corporation, and the effectiveness of internal control over financial reporting of Secure Computing Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    ERNST & YOUNG LLP

Minneapolis, Minnesota

February 29, 2008